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                                                                    EXHIBIT 23.1



INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Florida Banks, Inc. and subsidiaries on Form S-2 of our report dated February 28, 2003, included and incorporated by reference in the Annual Report on Form 10-K of Florida Banks, Inc. and subsidiaries for the year ended December 31, 2002, and to the use of our report dated February 28, 2003, appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the headings "Selected Financial Data" and "Experts" in such Prospectus.

/S/ DELOITTE & TOUCHE LLP
Certified Public Accountants

Jacksonville, Florida
July 15, 2003